Exhibit 2.1

FIRST AMENDMENT

TO THE

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of March 4, 2016 by and among Select Medical Corporation, a Delaware corporation (“Buyer”), Grip Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Physiotherapy Associates Holdings, Inc., a Delaware corporation (the “Company”), and the Holder Representative, solely in its capacity as such.  Each of Buyer, Merger Sub, the Company and the Holder Representative are sometimes referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Merger Agreement (defined below).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of January 22, 2016 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company; and

WHEREAS, the Parties desire to amend the Merger Agreement in accordance with the provisions of Section 10.2 of the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants, premises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows.

AGREEMENT

1.                                      Section 5.11.1 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“[RESERVED]”

2.                                      Clause (ii) of Section 5.11.2 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“(ii) except with respect to any compensation or benefits payable under any equity or equity-based incentive plan or arrangement, defined benefit pension plan or arrangement or change in control plan or arrangement, other employee benefits that are, in the aggregate, substantially comparable to those provided to the Continuing Employees as of the date of this Agreement or to those provided to similarly situated employees of the Buyer, as selected by Buyer (it being understood that within 150 days after the Closing Date, Buyer intends to transition the Continuing Employees from health, welfare and defined contribution retirement plans of the Company and its Subsidiaries to health, welfare and defined contribution retirement plans of Buyer and its Subsidiaries).”

3.                                      Clause (a) of Section 8.2.2 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“(a) the Buyer Indemnitees shall not be entitled to indemnification for the first Buyer Losses for which the Buyer Indemnitees would have otherwise been entitled to indemnification under Section 8.2.1(a) but for the application of this Section 8.2.2 up to an aggregate amount equal to $3,570,000.00 (Three Million Five Hundred Seventy Thousand Dollars) (the “Deductible”), and, once aggregate Buyer Losses for which the Buyer Indemnitees would have otherwise been entitled to indemnification under Section 8.2.1(a) are in excess of such amount, then the Buyer Indemnitees shall be entitled, subject to the other provisions of this Agreement, to indemnification only for the amount of Buyer Losses for which the Buyer Indemnitees are entitled to indemnification under Section 8.2.1(a) in excess of the Deductible and”

4.                                      Each of the following definitions contained in Appendix A to the Merger Agreement is hereby deleted in its entirety and replaced by the following:

““Current Credit Facilities” shall mean (i) that certain Credit Agreement, dated June 4, 2014, as amended, among Physiotherapy Corporation, the other Credit Parties thereto, General Electric Capital Corporation, the Lenders party thereto, GE Capital Markets, Inc., and NXT Capital, LLC, and (ii) that Second Lien Credit Agreement, dated June 4, 2014, as amended, among Physiotherapy Corporation, the other Credit Parties thereto, General Electric Capital Corporation, the Lenders party thereto, and GE Capital Markets, Inc.”

““Excluded Payroll Accounts Maximum” shall mean $6,100,000.00.”

““Excluded Payroll Accounts Minimum” shall mean $4,250,000.00.”

5.                                      Except as and to the extent expressly modified by this Amendment, the Merger Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.

6.                                            Each of the Parties represents and warrants (a) that it has the authority to enter into this Amendment and, solely in the case of the Holder Representative, the authority to enter into this Amendment on behalf of the Sellers and their successors as permitted by Section 9.2 of the Merger Agreement, (b) that this Amendment is duly and validly executed and delivered by such Party and (c) that this Amendment constitutes the legal, valid and binding obligation of such Party enforceable in accordance with its terms.

7.                                      This Amendment cannot be modified, amended or altered except by the written approval of the each of the Parties.

8.                                      This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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9.                                      This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the others (including via facsimile or email), it being understood that all Parties need not sign the same counterpart.

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[Signature Page to the First Amendment to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed, all as of the date first written above.

BUYER:

SELECT MEDICAL CORPORATION

By	/s/ Scott A. Romberger
Name:	Scott A. Romberger
Title:	Senior Vice President, Controller & Chief
Accounting Officer

MERGER SUB:

GRIP MERGER SUB, INC.

By	/s/ Scott A. Romberger
Name:	Scott A. Romberger
Title:	Vice President, Treasurer & Assistant
Secretary

[Signatures Continue on Following Page]

[Signature Page to the First Amendment to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed, all as of the date first written above.

THE COMPANY:

PHYSIOTHERAPY ASSOCIATES HOLDINGS, INC.

By	/s/ Jeffrey Goldberg
Name:	Jeffrey Goldberg
Title:	Chairman of the Board of Directors

HOLDER REPRESENTATIVE:

KHR PHYSIO, LLC

By	/s/ Laura L. Torrado
Name:	Laura L. Torrado
Title:	Authorized Signatory